Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 438 2000 www.sjm.com

News Release

CONTACTS

Angela Craig	Kathleen Janasz
Investor Relations	Media Relations
Tel 651 481 7789	Tel 651 415 7042

St. Jude Medical Reports Second Quarter Results

ST. PAUL, Minn. – July 16, 2008 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the second quarter ended June 28, 2008.

Second Quarter Results

The Company reported net sales of $1.136 billion in the second quarter of 2008, an increase of 20% compared to the $947 million in the second quarter of 2007. Favorable foreign currency translation comparisons increased second quarter sales by approximately $64 million, within the range of the Company’s previous guidance related to the impact of foreign currency.

Reported net earnings for the second quarter of 2008 were $201 million, or $0.58 per diluted share. This compares to reported net earnings for the second quarter of 2007 of $135 million, or $0.39 per diluted share. In accordance with GAAP, reported net earnings for the second quarter of 2008 do not include any benefit from the federal research and development tax credit, which has yet to be extended for 2008. Including the benefit of this adjustment, which the Company continues to expect will be approved later this year, adjusted net earnings for the second quarter of 2008 were $209 million, or $0.60 per diluted share. This compares to $0.45 per diluted share of adjusted net earnings in the second quarter of 2007. A further reconciliation of the Company’s non-GAAP adjusted diluted net earnings per share to the Company’s GAAP diluted earnings per share is provided in the schedule below.

Commenting on the second quarter results and the Company’s growth program, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “These are outstanding results across the board, with revenue exceeding our guidance in every business category, and especially strong ICD sales both in the U.S. and internationally. These results confirm the strength of the total St. Jude Medical program, driven by our people, products and multiple growth platforms. We therefore are increasing both our revenue and earnings guidance for 2008.”

Cardiac Rhythm Management (CRM)

Total Cardiac Rhythm Management sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $712 million for the second quarter of 2008, a 20% increase compared to the second quarter of 2007.

Of that total, ICD product sales were $406 million in the second quarter, a 24% increase compared to the second quarter of 2007.

Second quarter pacemaker sales were $306 million, an increase of 14% from the comparable quarter of 2007.

St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 438 2000 www.sjm.com

Atrial Fibrillation (AF)

AF product sales for the second quarter totaled $135 million, a 35% increase over the second quarter of 2007.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $61 million in the second quarter of 2008, up 17% from the comparable quarter of 2007.

Cardiovascular

Total cardiovascular sales, which include primarily vascular closure and heart valve products, were $228 million for the second quarter of 2008, a 14% increase over the second quarter of 2007.

Sales of vascular closure products in the second quarter of 2008 were $97 million, a 9% increase over the second quarter of 2007.

Total heart valve product sales for the second quarter of 2008 were $87 million, a 14% increase over the second quarter of 2007.

Third Quarter and Full Year 2008 Sales and Earnings Guidance

During a conference call today, St. Jude Medical will provide its range for revenue expectations for the third quarter and raise its guidance for full-year revenue and earnings per share as a result of the strength of the business.

The Company expects its consolidated earnings for the third quarter of 2008 to be in the range of $0.56 to $0.58 per diluted share and is raising its guidance for the full-year 2008 to the range of $2.28 to $2.33. In addition to reflecting the strength in the business, this increased guidance assumes that the federal research and development tax credit is approved and the benefit is recognized during 2008. A further reconciliation of the Company’s quarterly and annual guidance is provided in the schedule below.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 438 2000 www.sjm.com

Conference Call/Webcast

St. Jude Medical’s second quarter earnings call can be heard live today beginning at 7:00 a.m. CT (also archived for 90 days) on the following website:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=73836&eventID=1882479

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. Headquartered in St. Paul, Minn., St. Jude Medical employs more than 12,500 people worldwide and has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings, and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K filed on February 27, 2008. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 438 2000 www.sjm.com

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended				Six Months Ended
	June 28, 2008		June 30, 2007		June 28, 2008		June 30, 2007
Net sales	$1,135,760		$947,336		$2,146,498		$1,834,314
Cost of sales	287,691		253,023		548,178		492,000
Gross profit	848,069		694,313		1,598,320		1,342,314

Selling, general & administrative expense	416,261		348,694		783,377		677,034
Research & development expense	138,455		119,458		262,090		235,416
Special charges	0		35,000		0		35,000
Operating profit	293,353		191,161		552,853		394,864
Other income (expense), net	(5,040)		(10,450)		(2,439)		(15,618)
Earnings before income taxes	288,313		180,711		550,414		379,246
Income tax expense	87,254		45,911		164,574		98,721
Net earnings	$201,059		$134,800		$385,840		$280,525

Adjusted net earnings (Non-GAAP)	$208,503	(1)	$156,675	(2)	$399,050	(3)	$302,400	(2)

Diluted net earnings per share	$0.58		$0.39		$1.10		$0.79
Adjusted diluted net earnings per share (Non-GAAP)	$0.60	(1)	$0.45	(2)	$1.14	(3)	$0.85	(2)

Weighted average shares outstanding- diluted	348,269		349,567		350,112		354,422

(1)

Second quarter 2008 adjusted net earnings and adjusted diluted net earnings per share include $7,444 of income tax benefit, or $0.02 per share, related to the expected benefit from the federal research and development tax credit not yet extended for 2008.

(2)

Second quarter and first six months 2007 adjusted net earnings and adjusted diluted net earnings per share exclude an after tax charge of $21,875, or $0.06 per share, related to the settlement of a patent litigation matter.

(3)

First six months 2008 adjusted net earnings and adjusted diluted net earnings per share include $13,210 of income tax benefit, or $0.04 per share, related to the expected benefit from the federal research and development tax credit not yet extended for 2008.

St. Jude Medical, Inc. Global Headquarters One Lillehei Plaza St. Paul, MN 55117-9913 USA Tel 651 438 2000 www.sjm.com

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	June 28, 2008	December 29, 2007
Cash and cash equivalents	$397,481	$389,094
Accounts receivable, net	1,169,772	1,023,952
Inventories	475,471	457,734
Other current assets	298,407	257,403
Property, plant & equipment, net	859,511	776,795
Goodwill	1,666,485	1,657,313
Other intangible assets, net	484,478	498,700
Other assets	287,079	268,413
Total assets	$5,638,684	$5,329,404

Current portion of long-term debt	$1,205,498	$1,205,498
Other current liabilities	662,239	643,731
Long-term debt	193,529	182,493
Deferred income taxes, net	129,753	107,011
Long-term other liabilities	273,705	262,661
Total equity	3,173,960	2,928,010
Total liabilities & equity	$5,638,684	$5,329,404

2008 Earnings Guidance Reconciliation

	Third Quarter 2008		Full Year 2008

Estimated 2008 diluted net earnings per share	$0.54— $ 0.56		$2.21— $ 2.25
Estimated 2008 adjusted diluted net earnings per share (Non-GAAP)	$0.56— $ 0.58	(4)	$2.28— $ 2.33	(4)

(4)

The federal research and development tax credit has not yet been extended for 2008. The Company’s above estimated 2008 adjusted diluted net earnings per share (Non-GAAP) assumes that the tax credit will be approved during 2008 retroactive to the beginning of the year.